REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-43569) pertaining to the Amerada Hess Corporation Employees’ Savings and Stock Bonus Plan of our report dated June 21, 2005 with respect to the financial statements of the Amerada Hess Corporation Employees’ Savings and Stock Bonus Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

New York, New York
June 21, 2005